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                     December 8, 2020

       Marcelo Cunha Ribeiro
       Chief Financial Officer
       National Steel Company
       Av.Brigadeiro Faria Lima, 3400 - 20th floor
       04538-132, Sao Paulo-SP, Brazil

                                                        Re: National Steel
Company
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed April 3, 2020
                                                            File No. 001-14732

       Dear Mr. Ribeiro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing